Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), is effective as of April 17, 2009 (the “Effective Date”), between DMI LIFE SCIENCES, INC., a Delaware corporation (with its successors and assigns, referred to as the “Company”), and DAVID BAR-OR, M.D. (“Employee”).

WHEREAS, the Company and DMI Biosciences, Inc., a Colorado corporation (“DMIB”) are party to an Asset Purchase Agreement dated as of April 16, 2009 (the “APA”) pursuant to which the Company will purchase certain assets of DMIB;

WHEREAS, the Company and Employee mutually desire to have Employee employed by the Company upon the terms and conditions set forth herein;

WHEREAS, the execution and delivery of this Agreement is a condition to the closing of the transactions contemplated by the APA;

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual agreements and covenants hereinafter set forth, the parties hereto agree to the terms and conditions of this Agreement as follows:

1. Employment for Term. The Company hereby agrees to employ Employee and Employee hereby accepts such employment with the Company for the period beginning on the Effective Date. The term of this Agreement (the “Term”) shall continue until the termination of Employee’s employment in accordance with the provisions of this Agreement. The termination of Employee’s employment under this Agreement shall end the Term but shall not terminate Employee’s or the Company’s other obligations that are intended to survive the termination of this Agreement (including without limitation, the payments under Section 7 and 8 and Employee’s obligations under Section 9).

2. Position and Duties. During the Term, Employee shall serve as Chairman of the Board, Chief Scientific Officer and Director of Research of the Company, perform such duties as are consistent with his position and report to the Board of Directors of the Company. During the Term, Employee shall also hold such additional positions and titles as the Board of Directors of the Company (the “Board”) may determine from time to time. During the Term, Employee shall devote as much time as is necessary to satisfactorily perform his duties as an employee and officer of the Company. Without limitation of the foregoing, the Company hereby acknowledges that it consents to Employee’s participation in those outside activities described on Exhibit A hereto. The Company shall nominate Employee, and use its best efforts to have Employee elected, to the Board of Directors of the Company (the “Board”) and as Chairman of the Board throughout the Term of this Agreement and shall include him in the management slate for election as a director at every stockholders meeting during the Term at which his term as a director would otherwise expire. Employee agrees to accept election, and to serve during the Term, as director of the Company. On termination of Employee’s employment, regardless of the reason for such termination, Employee shall immediately (and with contemporaneous effect) resign any directorships, offices or other positions that Employee may hold in the Company or any affiliate, unless otherwise agreed in writing by the parties.

3. Compensation.

(a) Base Salary. The Company shall pay Employee a base salary of $227,500 per annum, payable at least monthly on the Company’s regular pay cycle for professional employees (as it may be increased (but not decreased) in the sole discretion of the Board, the “Base Salary”).

(b) Annual Review. The Base Salary shall be reviewed at the end of each calendar year (the first such review to occur at the end of calendar year 2009). Any increases in the Base Salary shall be at the sole discretion of the Board.

(c) Equity Compensation. In connection with the execution of this Agreement, the Company hereby agrees to grant initial equity compensation to Employee in the aggregate amount of 2,700,000 shares of Common Stock, which amount is approximately     % of the total of the Company’s shares, calculated on a fully-diluted, as-converted basis and after giving effect to the closing of the transactions contemplated by the APA. Such equity compensation shall be in the form of restricted shares of the Company’s Common Stock. All such equity compensation shall vest in accordance with the vesting schedule set forth in the applicable equity compensation agreements. The composition and vesting schedule for such equity compensation is summarized on Exhibit B hereto. Such vesting schedule will be accelerated, to the extent provided in this Agreement, in certain circumstances.

(d) Other and Additional Compensation. Subsections (a) and (c) above establish Employee’s compensation during the Term which shall not preclude the Board from awarding Employee a higher salary or any bonuses or stock options, restricted stock or other forms of additional equity awards in the discretion of the Board during the Term at any time.

4. Employee Benefits. During the Term, Employee shall be entitled to participate at the same level as other senior executive officers of the Company in any group insurance, hospitalization, medical, health and accident, disability, fringe benefit and tax-qualified retirement plans or programs of the Company now existing or hereafter established to the extent that he is eligible under the general provisions thereof. For the term of this Agreement, Employee shall be entitled to paid vacation at the rate of (4) weeks per annum. In accordance with Company policy, unused vacation may not be carried over from year to year.

5. Expenses. The Company shall reimburse Employee for actual, reasonable out-of-pocket expenses incurred by him in the performance of his services for the Company upon the receipt of appropriate documentation of such expenses.

6. Termination.

(a) General. The Term shall end immediately upon Employee’s death. Employee’s employment may also be terminated by the Company with or without Cause or as a result of Employee’s Disability, as defined in Section 7 or by Employee with or without Good Reason (as such terms are defined below).

(b) Notice of Termination. Either party shall give written notice of termination to the other party.

(c) Notification of New Employer. In the event that Employee leaves the employ of the Company, Employee grants consent to notification by the Company to Employee’s new employer about his rights and obligations under this Agreement and the PIA (hereinafter defined).

7. Severance Benefits.

(a) Cause Defined. “Cause” means (i) willful malfeasance or willful misconduct by Employee in connection with his employment; (ii) Employee’s gross negligence in performing any of his duties under this Agreement; (iii) Employee’s conviction of, or entry of a plea of guilty to, or entry of a plea of nolo contendre with respect to, any crime other than a traffic violation or infraction which is a misdemeanor; (iv) Employee’s material breach of any written policy applicable to all employees adopted by the Company which is not cured to the reasonable satisfaction of the Company within thirty (30) business days after notice thereof; or (v) material breach by Employee of any of his obligations in this Agreement which is not cured to the reasonable satisfaction of the Company within thirty (30) business days after notice thereof.

(b) Disability Defined. “Disability” shall mean (i) Employee’s incapacity due to a physical or mental condition and, if reasonable accommodation is required by law, after any reasonable accommodation, that results in Employee being substantially unable to perform his duties hereunder for six consecutive months (or for six months out of any nine month period) or (ii) a qualified independent physician mutually acceptable to the Company and Employee determines that Employee is incapacitated due to a physical or mental condition and, if reasonable accommodation is required by law, after any reasonable accommodation so as to be unable to regularly perform the duties of his position and such condition is expected to be of a permanent or near-permanent duration. Until such time as Employee is terminated for Disability under this paragraph (b), Employee shall continue to receive his Base Salary hereunder, provided that if the Company provides Employee with disability insurance coverage, payments of Employee’s Base Salary shall be reduced by the amount of any disability insurance payments received by Employee due to such coverage. The Company shall give Employee written notice of termination due to Disability which shall take effect sixty (60) days after the date it is sent to Employee unless Employee shall have returned to the performance of his duties hereunder during such sixty (60) day period (whereupon such notice shall become void). In the event that the Company terminates Employee’s employment as a result of his Disability, Employee shall be entitled to the same benefits as if his employment had been terminated by the Company without Cause.

(c) Good Reason Defined. For purposes of this Agreement, “Good Reason” shall mean, without Employee’s written consent: (i) there is a material reduction of the level of Employee’s compensation (excluding any bonuses) (except where there is a general reduction applicable to the management team generally, provided, however, that in no case may the Base Salary be reduced below the amount stated in Section 3(a)), (ii) there is a material reduction in Employee’s overall responsibilities or authority, or scope of duties (it being understood that the occurrence of a Change in Control shall not, by itself, necessarily constitute a reduction in Employee’s responsibilities or authority); or (iii) there is a material change in the principal geographic location at which Employee must perform his services (it being understood that the relocation of Employee to a facility or a location within forty (40) miles of the State Capitol Building in Denver, Colorado shall not be deemed material for purposes of this Agreement). No event shall be deemed to be “Good Reason” if the Company has cured the event (if susceptible to cure) within 30 days of receipt of written notice from Employee specifying the event or events which, absent cure, would constitute “Good Cause.”

(d) Accrued Compensation Defined. Accrued Compensation shall mean an amount which shall include all amounts earned or accrued by Employee through the date of termination of this Agreement but not paid as of such date, including (i) Base Salary, (ii) reimbursement for business expenses incurred by the Employee on behalf of the Company, pursuant to the Company’s expense reimbursement policy in effect at such time, (iii) expense allowance per

Company policy, (iv) accrued but unused vacation pay per Company policy, and (v) bonuses and incentive compensation earned and awarded prior to the date of termination. Accrued Compensation shall be paid on the first regular pay date after the date of termination (or earlier, if required by applicable law).

(e) Termination.

(i) Cause; Without Good Reason. If the Company ends the Term for Cause, or if Employee resigns as an employee of the Company for reasons other than an event of Good Reason, then the Company shall pay to Employee the Accrued Compensation but shall have no obligation to pay Employee any amount, whether for salary, benefits, bonuses, or other compensation or expense reimbursements of any kind, accruing after the end of the Term, and such rights shall, except as otherwise required by law or pursuant to the applicable award agreement or plan, be forfeited immediately upon the end of the Term. For the sake of clarity, any stock options, restricted stock or other equity compensation shall, to the extent vested on the date of resignation without Good Reason or the date the Company ends the Term for Cause, remain outstanding and exerciseable to the extent provided in the applicable award agreement or plan.

(ii) Without Cause; Good Reason; Death. In the event that the Company terminates Employee’s employment hereunder without Cause, Employee terminates his employment with Good Reason or his employment terminates as a result of his death, he shall be entitled to the Accrued Compensation and, subject to Section 21 below,

(A) A lump sum payment equal to two times his Base Salary in effect at the date of termination, less applicable withholding.

(B) Continued participation (via state or federal insurance continuation laws such as COBRA, to the extent available) in the health and welfare plans (or comparable plans, if continued participation in the Company’s plans is not available) provided by the Company to Employee at the time of termination for a period of two years from the date of termination or, if earlier, until he is eligible for comparable coverage with a subsequent employer. The Company agrees to reimburse the payments Employee makes for such coverage, whether via continuation or separate comparable policy. Premium reimbursements shall be made by the Company to Employee consistent with the Company’s normal expense reimbursement policy, provided that Employee submits documentation to the Company substantiating his payments for insurance coverage. Employee shall give the Company prompt notice of his eligibility for comparable coverage.

(C) Any unvested options, restricted stock and other stock-based grants to Employee shall be deemed fully vested on the date of termination and any restrictions thereon shall lapse. All stock options shall remain exerciseable from the date of termination until the tenth anniversary of the date such options were granted (or, if earlier, the expiration date of the applicable Company plan under which such options were granted).

(D) Any severance payments and/or other separation benefits contemplated by this Agreement are conditional on Employee: (i) continuing to comply with the terms of this Agreement and the PIA (as defined herein); (ii) delivering prior to or contemporaneously with any such severance payments, and not revoking, (x) a customary general release of claims relating to Employee’s employment and/or this Agreement against the Company or its successor, its subsidiaries and their respective directors, officers and stockholders and (y) a customary affirmation of Employee’s continuing obligations hereunder and under the PIA.

Unless otherwise required by law, no severance payments and/or benefits under this Agreement will be paid and/or provided until after the expiration of any relevant revocation period.

8. Change in Control Payments. The provisions of this paragraph 8 set forth the terms of an agreement reached between Employee and the Company regarding Employee’s rights and obligations upon the occurrence of a “Change in Control” (as hereinafter defined) of the Company during the Term. These provisions are intended to assure and encourage in advance Employee’s continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such Change in Control. The following provisions shall apply in the event of a Change in Control, in addition to any payment or benefit that may be required pursuant to Section 7.

(a) Equity. Upon the occurrence of a Change in Control, all stock options, restricted stock and other stock-based grants to Employee by the Company or that may be granted in the future shall, irrespective of any provisions of his award agreements, immediately and irrevocably vest and become exercisable and any restrictions thereon shall lapse. All stock options shall remain exerciseable from the date of the Change in Control until the expiration of the term of such stock options.

(b) Definitions. For purposes of this paragraph 8, the following terms shall have the following meanings:

“Change in Control” shall mean any of the following:

(1) the acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (the “Acquiring Person”), other than the Company, or any of its Subsidiaries, of beneficial ownership (within the meaning of Rule 13d-3- promulgated under the Exchange Act) of 50% or more of the combined voting power or economic interests of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (excluding any issuance of securities by the Company in a transaction or series of transactions made principally for bona fide equity financing purposes, and also excluding the acquisition of Company securities by DMIB in connection with the transactions contemplated by the APA);

(2) during any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Company’s board of directors, and any new directors (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraphs (1), (3) or (4) of this definition) whose election by the board of directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the members of the Company’s board of directors; or

(3) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any issuance of securities by the Company in a transaction or series of transactions made principally for bona fide equity financing purposes, and also excluding the acquisition of Company securities by DMIB in connection with the transactions contemplated by the APA) other than a transaction or series of related transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of shares in the Company held by such holders prior to such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity (or if the Company or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); or

(4) the sale or other disposition of all or substantially all of the assets of the Company in one transaction or series of related transactions.

9. Proprietary Information and Inventions Agreement. As a condition of Employee’s employment with the Company, Employee agrees to sign the Company’s standard form of Proprietary Information and Inventions Agreement (“PIA”).

10. Successors and Assigns.

(a) Employee. This Agreement is a personal contract, and the rights and interests that the Agreement accords to Employee may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him. All rights and benefits of Employee shall be for the sole personal benefit of Employee, and no other person shall acquire any right, title or interest under this Agreement by reason of any sale, assignment, transfer, claim or judgment or bankruptcy proceedings against Employee. Except as so provided, this Agreement shall inure to the benefit of and be binding upon Employee and his personal representatives, distributes and legatees.

(b) The Company. This Agreement shall be binding upon the Company and inure to the benefit of the Company and of its successors and assigns, including (but not limited to) any Company that may acquire all or substantially all of the Company’s assets or business or into or with which the Company may be consolidated or merged. In the event that the Company sells all or substantially all of its assets, merges or consolidates, otherwise combines or affiliates with another business, dissolves and liquidates, or otherwise sells or disposes of substantially all of its assets, then this Agreement shall continue in full force and effect. The Company’s obligations under this Agreement shall cease, however, if and only if the successor to, the purchaser or acquirer of either of the Company or of all or substantially all of its assets, or the entity with which the Company has affiliated, shall assume in writing the Company’s obligations under this Agreement (and deliver and executed copy of such assumption to Employee), in which case such successor or purchaser, but not the Company, shall thereafter be the only party obligated to perform the obligations that remain to be performed on the part of the Company under this Agreement.

11. Entire Agreement. This Agreement (together with the equity award agreements referred to herein) represents the entire agreement between the parties concerning Employee’s employment with the Company and supersedes all prior negotiations, discussions, understanding and agreements, whether written or oral, between Employee and the Company relating to the subject matter of this Agreement.

12. Amendment or Modification, Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing signed by Employee and by a duly authorized officer of the Company. No waiver by any party to this Agreement or any breach by another party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

13. Notices. Any notice to be given under this Agreement shall be in writing and delivered personally or sent by overnight courier or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below, or to such other address of which such party subsequently may give notice in writing:

If to Employee:	To the address specified in the payroll records of the Company.

If to the Company:	DMI Life Sciences, Inc.
8400 East Crescent Parkway
Suite 600
Greenwood Village, Colorado 80111

Any notice delivered personally or by overnight courier shall be deemed given on the date delivered and any notice sent by registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date mailed.

14. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable shall not be affected, and each provision of this Agreement shall be validated and shall be enforced to the fullest extent permitted by law. If for any reason any provision of this Agreement containing restrictions is held to cover an area or to be for a length of time that is unreasonable or in any other way is construed to be too broad or to any extent invalid, such provision shall not be determined to be entirely null, void and of no effect; instead, it is the intention and desire of both the Company and Employee that, to the extent that the provision is or would be valid or enforceable under applicable law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and such other constraints or conditions (although not greater than those contained currently contained in this Agreement) as shall be valid and enforceable under the applicable law.

15. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

16. Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience of reference, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

17. Withholding Taxes. All salary, benefits, reimbursements and any other payments to Employee under this Agreement shall be subject to all applicable payroll and withholding taxes and deductions required by any law, rule or regulation of and federal, state or local authority.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together constitute one and same instrument.

19. Applicable Law; Arbitration. The validity, interpretation and enforcement of this Agreement and any amendments or modifications hereto shall be governed by the laws of the State of Colorado, as applied to a contract executed within and to be performed in such State. The parties agree that any disputes shall be definitively resolved by binding arbitration before the American Arbitration Association in Denver, Colorado and consent to the jurisdiction to the federal courts of the District of Colorado or, if there shall be no jurisdiction, to the state courts located in Arapahoe County, Colorado, to enforce any arbitration award rendered with respect thereto. Each party shall choose one arbitrator and the two arbitrators shall choose a third arbitrator. All costs and fees related to such arbitration (and judicial enforcement proceedings, if any) shall be borne by the Company unless Employee’s claim is deemed to be frivolous by the arbitrator(s) or judge.

20. Legal Fees. Each party shall pay its own counsel fee expenses incurred in drafting and negotiating this Agreement.

21. Section 409A. Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of Employee’s termination (other than due to death), and the severance payable to Employee, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) will not and could not under any circumstances, regardless of when such termination occurs, be paid in full by March 15 of the year following Employee’s termination, then only that portion of the Deferred Compensation Separation Benefits which do not exceed the Section 409A Limit (as defined below) may be made within the first six (6) months following Employee’s termination of employment in accordance with the payment schedule applicable to each payment or benefit. For these purposes, each severance payment is hereby designated as a separate payment and will not collectively be treated as a single payment. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit shall accrue and, to the extent such portion of the Deferred Compensation Separation Benefits would otherwise have been payable within the first six (6) months following Employee’s termination of employment, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Employee’s termination. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Employee dies following his termination but prior to the six (6) month anniversary of his termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. The foregoing provision is intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A, For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times: (A) Employee’s annualized compensation based upon the annual rate of pay paid to Employee during the Company’s taxable year preceding the Company’s taxable year of Employee’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401 (a)(17) of the Code for the year in which Employee’s employment is terminated.

22. Indemnification. As a condition to the effectiveness of this Agreement, the Company and Employee shall enter into a mutually acceptable indemnification agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

DMI LIFE SCIENCES, INC.		EMPLOYEE

By:
	Name:	Name: DAVID BAR-OR, M.D.

EXHIBIT A

Outside Activities

1. DMI Biosciences, Inc. Employee is an employee, officer, director and equityholder of DMI Biosciences. Employee shall continue in such roles during the term of this Agreement.

2. Trauma Research LLC Employee serves as an employee, manager and member of Trauma Research. Employee shall continue in such roles during the term of this Agreement.

3. Institute for Molecular Medicine, Inc. Employee is an employee, officer, director and equityholder of IMM. Employee shall continue in such roles during the term of this Agreement.

EXHIBIT B

Terms of Equity Compensation

Management equity grant:

•	2,700,000 total shares, all of which will be in the form of restricted stock

•	All shares fully vest upon change in control, death, disability, termination without cause, termination for good reason

•	900,000 shares of restricted stock which are fully vested on Day 1

•	0 shares of restricted stock vest during months 0—12 under time vesting

•	900,000 shares of restricted stock vest monthly/ratably during months 12—24

¡	this tranche of restricted stock is subject to acceleration of vesting upon the achievement of the milestones described below

•	900,000 shares of restricted stock vest monthly/ratably during months 24—36

¡	this tranche of restricted stock is subject to acceleration of vesting upon the achievement of the milestones described below

Vesting milestones

•

Design and fabricate (small scale) a disposable single-use electrochemical test strip capable of attaining reproducible and accurate test results of oxidation-reduction potential (ORP) in blood of one or more selected patient populations (including normals) that correlate to the results obtained from existing ORP

¡	450,000 shares become fully vested upon this milestone achievement

•

Write clinical trial protocol for initial POC study, including but not limited to a brief summary, background information, study design, inclusion and exclusion criteria, sample size calculation, data capture processes, adverse event recording, safety reviews, statistical analysis and relevant scientific and regulatory references

¡	450,000 shares become fully vested upon this milestone achievement

•	Complete a sampling study for one new clinical indication of ORP

¡	450,000 shares become fully vested upon this milestone achievement

•	Submit 510(k), an IDE or a PMA application to FDA in any patient population or clinical application for initial use of ORP sensor

¡	450,000 shares become fully vested upon this milestone achievement

To the extent that any of the above milestones are satisfied, the restricted shares which will early vest shall be taken from the portion of the restricted shares with the longest remaining time to vesting under the time vesting schedule.